This Prospectus Supplement is
                                                filed pursuant to Rule 424(b)(2)
                                                under Registration Statement
                                                Nos. 333-46527 and 333-46527-01

PROSPECTUS SUPPLEMENT dated                     Pricing Supplement No. 4
October 30, 1998 to PROSPECTUS
dated February 26, 1998

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                                         TEXACO CAPITAL INC.
                                             SERIES 1998
                                          MEDIUM-TERM NOTES
                                            Guaranteed by
                                             Texaco Inc.

                           Notes Due More Than 9 Months From Date of Issue


Principal Amount:               $37,500,000.00        Maturity Date:             November 4, 2038
Specified Currency:             U.S. Dollar           Extendible:                No
Fixed Rate Note:                No                    Final Maturity Date:       N/A
   Interest Rate:               N/A                   Issue Price:               100.000%
                                                      Record Dates:              Jan. 20, April 19, July 20, Oct.20
                                                      Interest Payment Dates:    Feb. 4, May 4, Aug. 4, Nov. 4
                                                      Original Issue Date:       11/4/98
                                                      Book-Entry Note:           Yes
                                                      Certificated Note:         No
                                                      Prepayment at the Option   The Notes will be repayable at the
                                                      of the Holder:             option of the holder in whole or in
                                                                                 part on at least 30 calendar days but
                                                                                 no more than 60 calendar days notice
                                                                                 on the following days and at the
                                                                                 following prices:
Zero-Coupon Note:               No
                                                                                 Repayment Date       Price
Floating Rate Note:             Yes
  Base Rate:                    N/A                                              11/04/2008          99.00%
  - CD Rate:                    N/A                                              11/04/2011          99.25%
  - Commercial Paper Rate:      N/A                                              11/04/2014          99.50%
  - Federal Funds Rate:         N/A                                              11/04/2017          99.75%
  - LIBOR:                      3 month Libor                                    11/04/2020         100.00%
  - Treasury Rate:              N/A                                              and on each third anniversary
  - Other:                      N/A                                              thereafter, including accrued
                                                                                 and unpaid interest, if any, to
                                                                                 the maturity date at the price of
                                                                                 100%.

  Initial Interest Rate:        To be determined      Optional Redemption by     The Notes may be redeemed quarterly,
  Interest Reset Period:        Quarterly             the Issuer:                in whole, but not in part, at the
  Interest Reset Dates:         Feb. 4, May 4,                                   option of Texaco Capital Inc., subject
                                Aug. 4,Nov. 4                                    to 30 calendar days' notice, on the
  Interest Determination Dates: Two London Business                              coupon payment dates of each of the
                                days prior to                                    years set forth below at the amounts
                                Reset Date                                       set forth below (expressed as
  Interest Payment Period:      Quarterly                                        percentages of the principal amount of
  Interest Payment Dates:       Feb. 4, May 4,                                   the Notes)corresponding to the years
                                Aug. 4, Nov. 4                                   set forth below, together with any
  Index Maturity:               N/A                                              accrued interest to the Redemption
  Maximum Interest Rate:        N/A                                              Date:
  Minimum Interest Rate:        N/A                                              11/04/2028 - 08/04/33       103.00%
  Spread:                       -22.5                                            11/04/2033 - 08/04/34       102.00%
  Spread Multiplier:            N/A                                              11/04/2034 - 08/04/35       101.00%
  Issuer Able to Change Spread                                                   11/04/2035 - Maturity       100.00%
    or Spread Multiplier:       N/A                   Currency Indexed Note:     No
                                                      - Denominated Currency:    N/A
                                                      - Indexed Currency:        N/A
                                                      - Face Amount:             N/A
                                                      - Base Exchange Rate:      N/A
                                                      - Calculation Agent:       N/A
SalomonSmithBarney Inc.                               - Reference Dealer:        N/A
Name of Agent                                         Commodity Indexed Notes:   No
                                                      Other Terms:               Yes-Tax Provision
                                                                                 Upon the occurrence a Tax Event (as
                                                                                 defined below), Texaco Capital Inc.
                                                                                 will have the right to shorten the
                                                                                 maturity of the Notes to the minimum
                                                                                 extent required, in the opinion of a
                                                                                 nationally recognized independent tax
                                                                                 counsel, such that, after the
                                                                                 shortening of the maturity, interest
                                                                                 paid on the Notes will be deductible
                                                                                 for United States federal income tax
                                                                                 purposes or, if such counsel is
                                                                                 unable to opine definitively as to
                                                                                 such a minimum period, the minimum
                                                                                 extent so required in good faith by
                                                                                 the Board of Directors of the
                                                                                 company, after receipt of an opinion
                                                                                 of such a counsel regarding the
                                                                                 applicable legal standards.  There
                                                                                 can be no assurance that Texaco
                                                                                 Capital Inc. would not exercise its
                                                                                 right to shorten the maturity of the
                                                                                 Notes upon the occurrence of such Tax
                                                                                 Event or as to the period by which
                                                                                 such maturity would be shortened.  In
                                                                                 the event that Texaco Capital Inc.
                                                                                 elects to shorten the maturity of the
                                                                                 Notes on the occurrence of a
                                                                                 Tax Event, Texaco Capital Inc. will
                                                                                 mail a notice of the shortened
                                                                                 maturity to each Holder of the Notes
                                                                                 by first-class mail not more than 60
                                                                                 days after the occurrence of such Tax
                                                                                 Event, stating the new maturity of the
                                                                                 Notes.  Such notice shall be effective
                                                                                 immediately upon mailing.
                                                                                 "Tax Event" means that Texaco Capital
                                                                                 Inc. shall have received an opinion of
                                                                                 nationally recognized independent tax
                                                                                 counsel to the effect that, as a
                                                                                 result of (a) any amendment to,
                                                                                 clarification of, or change (including
                                                                                 any announced prospective amendment,
                                                                                 clarification or change) in any law,
                                                                                 or regulation thereunder, of the
                                                                                 United States, (b) any judicial
                                                                                 decision, official administrative
                                                                                 announcement, including any notice or
                                                                                 announcement of intent to adopt or
                                                                                 promulgate any ruling, regulatory
                                                                                 procedure or regulation (any of the
                                                                                 foregoing, an "Administrative or
                                                                                 Judicial Action"), or (c) any
                                                                                 amendment to, clarification of, or
                                                                                 change in the official position or the
                                                                                 interpretation of such laws,
                                                                                 regulations or Administrative or
                                                                                 Judicial Actions that differs from the
                                                                                 theretofore generally accepted
                                                                                 position, in each case, on or after
                                                                                 the date of issuance of the Notes,
                                                                                 there is a more than insubstantial
                                                                                 risk that interest paid by Texaco
                                                                                 Capital Inc. on the Notes is not, or
                                                                                 will not be, deductible, in whole or
                                                                                 in part, by Texaco Capital Inc. for
                                                                                 purposes of United States federal
                                                                                 income tax.
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